Exhibit (a)(3)

NUCRYST Pharmaceuticals Corp.

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

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Instrument of Proxy - Special Meeting to be held on December 21, 2009

This Instrument of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.	The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6.	The securities represented by this proxy will be voted in favour or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.       This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

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8.	This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 10:00 a.m., Mountain Standard Time, on Wednesday, December 17, 2009.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com

1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER

13NO09060.E.SEDAR/000001/000001/i

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Appointment of Proxyholder

I/We being shareholder(s) of NUCRYST Pharmaceuticals Corp. (the “Corporation”) hereby appoint(s): Barry M. Heck, a director of the Corporation, or failing him, David B. Holtz, an officer of the Corporation	OR	Enter the name of the person you are appointing if this person is someone other than the foregoing.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of shareholders of NUCRYST Pharmaceuticals Corp. to be held at the offices of Bennett Jones LLP, 4500, 855-2nd Street, S.W., Calgary, Alberta, Canada, T2P 4K7 on Monday, December 21, 2009 at 10:00 a.m. (MST) and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

	For	Against

1. Sale of All or Substantially All of the Assets of NUCRYST Pharmaceuticals Corp. - The special resolution attached as Appendix A to the accompanying information circular of the Corporation dated November 25, 2009 (the “Information Circular”), approving the sale of all or substantially all of the assets of the Corporation pursuant to the asset purchase agreement dated November 10, 2009, among the Corporation, NUCRYST Pharmaceuticals Inc., Smith & Nephew Inc., and Smith & Nephew (Overseas) Limited.	☐	☐	____ Fold

If the foregoing resolution is approved by shareholders, the following resolution will be presented:

	For	Against

2. Approval of Amalgamation and Amalgamation Agreement - The special resolution attached as Appendix A to the accompanying Information Circular, approving the amalgamation of the Corporation with 1499642 Alberta Ltd. (“1499642”) and approving and ratifying the amalgamation agreement between the Corporation and 1499642 each substantially on the terms and conditions as provided for in the accompanying Information Circular.	☐	☐

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Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.		DD / MM / YY

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